Exhibit 10.2

EXECUTION VERSION

PROPELL TECHNOLOGIES GROUP, INC.

STOCKHOLDER AGREEMENT

February 19, 2015

PROPELL TECHNOLOGIES GROUP, INC.

STOCKHOLDER RIGHTS AGREEMENT

This Stockholder Agreement (this “Agreement”) is dated as of February 19, 2015 and is made by and among Propell Technologies Group, Inc., a Delaware corporation (the “Company”), Ervington Investments Limited, duly organized under the laws of the Republic of Cyprus (the “Investor”), and the persons and entities listed on Exhibit A-1 (each, a “Holder” and collectively, the “Holders”).

Recitals

WHEREAS, the Company has agreed to sell up to four million five hundred thousand (4,500,000) shares of its Series C Preferred Stock to the Investor under a Series C Preferred Stock Purchase Agreement (“Purchase Agreement”) dated as of the date hereof; and

WHEREAS, the conclusion of this Agreement is a condition to the Investor’s purchase of shares under the Purchase Agreement.

The parties therefore agree as follows:

Section 1

Definitions

1.1           Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

(a)          “Change of Control Transaction” shall mean (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than (i) a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent), (ii) a merger effected exclusively to change the domicile of the Company, or (iii) a sale of stock for capital raising purposes in which the Company is the surviving corporation; (b) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Company; or (c) the sale or grant of an exclusive license of all or substantially all of the intellectual property of the Company.

(b)          “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(c)          “Common Stock” shall mean the Common Stock of the Company.

(d)          “Private Sale” shall mean a Transfer of Shares other than pursuant to a Public Sale, as defined herein, or a sale pursuant to an underwritten public offering.

(e)          “Public Sale” shall mean a sale of Shares into the public market through a broker or dealer in compliance with the manner of sale requirements of subsections (f) and (g) of Rule 144 promulgated under the Securities Act of 1933, as amended.

(f)          “Seller” means any Holder proposing to Transfer Shares.

(g)          “Shares” means all shares of Common Stock, Series A-1 Convertible Preferred Stock and Series B Convertible Preferred Stock of the Company owned as of the date hereof, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like.

(h)          “Transfer,” “Transferring,” “Transferred,” or words of similar import, mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, except:

(i)          any transfers of Shares by a Seller to Seller’s spouse, ex-spouse, domestic partner, lineal descendant or antecedent, brother or sister, the adopted child or adopted grandchild, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of Seller, or to a trust or trusts for the exclusive benefit of Seller or those members of Seller’s family specified in this Section 1.1(q)(i) or transfers of Shares by Seller by devise or descent; provided that, in all cases, the transferee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as was Seller;

(ii)         any bona fide gift effected for tax planning purposes, provided that the pledgee, transferee or donee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as was Seller;

(iii)        by operation of law; and

(iv)        any transfer to the Company.

Section 2

Election of Directors

2.1           Voting.  During the term of this Agreement, each Holder agrees to vote all Shares held or controlled by the Holder in such manner as may be necessary to (i) maintain a board composition consisting of the Series C Directors (as defined in the Company’s Certificate of Incorporation, as amended, Certificate of Designations, Preferences and Rights of the Series A-1 Convertible Preferred Stock, Certificate of Designations, Rights and Preferences of the Series B Convertible Preferred Stock and Certificate of Designation for the Series C Preferred Stock (collectively, the “Charter”)) plus two additional directors (the “Other Directors”), and (ii) to elect and to maintain in office the persons chosen as Designees pursuant to Section 2.2.

2.2           Designation of Directors.  The designees to the Company’s board of directors described above (each a “Designee”) shall be selected as follows:

(a)          One Designee shall be chosen by Vladimir Skigin (the “Skigin Designee”), as long as the holders listed in Exhibit A-1 hold at least, in aggregate, 10,000,000 shares of either Common Stock, Series A-1 Preferred Stock, Series B Preferred Stock of the Company, shares of Common Stock underlying the Series A-1 Preferred Stock and Series B Preferred Stock or any combination thereof ( subject to adjustment for any stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like) ..

(b)          One Designee shall be chosen by Alexander Lustig (the “Lustig Designee”), as long as the holders listed in Exhibit A-2 hold at least, in aggregate, 10,000,000 shares of either Common Stock, Series A-1 Preferred Stock, and Series B Preferred Stock of the Company, shares of Common Stock underlying the Series A-1 Preferred Stock and Series B Preferred Stock or any combination thereof (subject to adjustment stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like).

(c)          If at any time the voting thresholds required for Vladimir Skigin to choose a Designee are no longer met, but the holders listed in Exhibit A-2 hold at least, in aggregate, 20,000,000 shares of either Common Stock, Series A-1 Preferred Stock, and Series B Preferred Stock of the Company shares of Common Stock underlying the Series A-1 Preferred Stock and Series B Preferred Stock or any combination thereof (subject to adjustment for stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like) then two Designees shall be selected by Alexander Lustig

(d)          If at any time the voting thresholds required for Alexander Lustig to choose a Designee set forth in paragraph (b) above are no longer met, but the holders listed in Exhibit A-1 hold at least, in aggregate, 20,000,000 shares of either Common Stock, Series A-1 Preferred Stock, and Series B Preferred Stock of the Company shares of Common Stock underlying the Series A-1 Preferred Stock and Series B Preferred Stock or any combination thereof (subject to adjustment for stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like) then two Designees shall be selected by Vladimir Skigin.

(e)          If at any time the voting thresholds set forth in either paragraph (a) or (b) required for one of Vladimir Skigin or Alexander Lustig to choose a Designee are no longer met and neither the holders listed in Exhibit A-1 or Exhibit A-2 hold at least, in aggregate, 20,000,000 shares of either Common Stock, Series A-1 Preferred Stock, and Series B Preferred Stock of the Company shares of Common Stock underlying the Series A-1 Preferred Stock and Series B Preferred Stock or any combination thereof (subject to adjustment for stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like) but either the holders listed on Exhibit A-1 or Exhibit A-2 hold at least, in aggregate, 10,000,000 shares of either Common Stock, Series A-1 Preferred Stock, and Series B Preferred Stock of the Company shares of Common Stock underlying the Series A-1 Preferred Stock and Series B Preferred Stock or any combination thereof (subject to adjustment for stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like) then one Designee shall be selected by either Vladimir Skigin or Alexander Lustig as determined above.

(f ) If at any time the voting thresholds required for both Vladimir Skigin and Alexander Lustig to choose a Designee as set forth in paragraph (a) or (b) above are no longer met and neither of the thresholds set forth in paragraphs (c) or (d) above are met then two Designees shall be selected affirmative vote of the Holders of a majority of all Shares held by Holders.

2.3           Changes in Designees.  As long as the applicable voting thresholds in Section 2.2 are met, Holders agree to vote to remove the Skigin Designee from the Board if requested by Vladimir Skigin and to remove the Lustig Designee if requested by Alexander Lustig.

In the event of a request by Vladimir Skigin or Alexander Lustig to remove or elect a Designee, the Company shall take such reasonable actions as are necessary to facilitate such removal or election, including, without limitation, soliciting the votes of the appropriate stockholders.

2.4           No “Bad Actor” Disqualification.  The Holders agree not to elect or to maintain in office any Designee that is subject to any of the “bad actor” disqualifications described in Rule 506(d) under the Securities Act of 1933, as amended (“Disqualification Events”).

2.5           Investor Vote. As long as the applicable voting thresholds in Section 2.2 are met, Investor agrees to vote to appoint the Designees chosen by Vladimir Skigin and Alexander Lustig.

DRAG-ALONG RIGHTS

2.5           Drag-Along Rights.  If the Company’s Board of Directors and the Investor approve a Change of Control Transaction, each of the Holders agrees (i) to vote all shares of capital stock held by such party in favor of such Change of Control Transaction, (ii) to sell or exchange all shares of capital stock then held by such party pursuant to the terms and conditions of such Change of Control Transaction, (iii) not to exercise any dissenter’s rights or rights of appraisal under applicable law at any time with respect to the Change of Control Transaction, and (iv) not to deposit, and to cause the Holder’s affiliates not to deposit, except as provided in this Agreement, any shares of capital stock then held by such party or its affiliate in a voting trust or subject any shares of capital stock then held by such party to any arrangement or agreement with respect to the voting of such shares of capital stock, unless specifically requested to do so by the acquirer in connection with such Change of Control Transaction, subject to the following conditions:

(a)          No party shall be required to make any representation, covenant or warranty in connection with the Change of Control Transaction, other than as to such party’s ownership and authority to sell, free of liens, claims and encumbrances, the shares of capital stock proposed to be sold by such party;

(b)          The consideration payable with respect to each share in each class or series as a result of such Change of Control Transaction is the same (except for cash payments in lieu of fractional shares) as for each other share in such class or series;

(c)          Each class and series of capital stock of the Company will be entitled to receive the same form of consideration (and be subject to the same indemnity and escrow provisions) as a result of such Change of Control Transaction; and

(d)          The payment with respect to each share of capital stock is an amount at least equal to the amount payable in accordance with the Charter, if such Change of Control Transaction were deemed a liquidation, dissolution or winding up as contemplated by the Charter.

(e)          Notwithstanding the foregoing, the restrictions provided in this Section 3.1 will not apply to the Change of Control Transaction if the other party in transaction is an entity that controls, is controlled by, or is under common control with the Investor.

Section 3

RIGHT OF FIRST REFUSAL

3.1           General. Before a Seller may Transfer any Shares in a Private Sale or in a Public Sale, Seller must comply with the provisions of this Section 4.

3.2           Right of First Refusal on Private Sales.

(a)          Notice of Proposed Private Transfer. Prior to Seller Transferring any of its Shares in a Private Sale, Seller shall deliver to the Company and the Investor a written notice (the “Transfer Notice”), stating: (i) Seller’s bona fide intention to Transfer such Shares; (ii) the name, address and phone number of each proposed purchaser or other transferee (each, a “Proposed Transferee”); (iii) the aggregate number of Shares proposed to be Transferred to each Proposed Transferee (the “Offered Shares”); (iv) the cash price for which Seller proposes to Transfer the Offered Shares (the “Offered Price”); and (v) the Investor’s right to exercise its right of first refusal with respect to the Offered Shares.

(b)          Exercise by the Investor. The Investor shall have the right to purchase all or any part of the Offered Shares on the terms and conditions set forth in the Transfer Notice by giving written notice to Seller within twenty days of the effective date of the Transfer Notice. The closing of the Investor’s purchase of Offered Shares shall be completed within ten days of the Investor’s election to purchase such shares. At such closing, the Investor will pay the Offered Price by cash or wire transfer as the Seller may elect, and the Seller shall deliver to the Investor one or more certificates properly endorsed for transfer representing the Offered Shares being purchased.

3.3           Right of First Refusal on Public Sales.

(a)          Notice of Proposed Public Sale. Prior to the Seller selling any of its Shares in a Public Sale, Seller shall deliver to the Company and the Investor a written notice (the “Public Sale Notice”), stating: (i) Seller’s bona fide intention to sell such Shares; (ii) the aggregate number of Shares proposed to be sold the (the “Public Sale Offered Shares”); (iii) the cash price per share for which the Seller proposes to sell the Public Sale Offered Shares (the “Public Sale Offered Price”); and (iv) the Investor’s right to exercise its right of first refusal with respect to the Public Sale Offered Shares.

(b)          Exercise by the Investor. The Investor shall have the right to purchase all or any part of the Public Sale Offered Shares at the Public Sale Offered Price by written notice to the Seller within ten days of the effective date of the Public Sale Notice (the “Exercise Period”). The closing of the Investor’s purchase of the Public Sale Offered Shares shall be completed within ten days of the Investor’s election to purchase such shares. At such closing, the Investor will pay the Public Sale Offered Price by cash or wire transfer as the Seller may elect, and the Seller shall deliver to the Investor one or more certificates properly endorsed for transfer representing the Public Sale Offered Shares being purchased. Notwithstanding the foregoing, in the event a Public Sale Notice is delivered by John Huemoeller or John Zotos, all references to “ten days” in this Section 4.3(b) shall be replaced with “five Business Days”.

(c)          Remaining Shares. For ninety (90) days following the expiration of the Exercise Period, Seller shall have the right to complete a Public Sale of all or any part of the Public Sale Offered Shares at a price equal to or above the Public Sale Offered Price. After such period, the Seller may not complete a Public Sale without again complying with this Section 4.3.

3.4           Restrictions on Transfer.

(a)          Each Holder consents to the Company making a notation on its records and giving instructions to any transfer agent in order to implement the restrictions on transfer established in this Section 4 or in Section 5. Each certificate representing the Shares shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND VOTING RESTRICTIONS, BOTH AS SET FORTH IN A STOCKHOLDER RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

Section 4

Market Stand-Off

4.1           Market Stand-off. Neither the Investor nor any Holder may sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Shares prior to the earlier of the Second Closing (as defined in the Purchase Agreement) or the expiration of the Seller’s obligations to purchase the Second Tranche (as defined in the Purchase Agreement).

Section 5

Covenants

5.1           Additional Holders. From the date of this Agreement, the Company shall require each member of management holding equity incentives granted by the Company (including Common Stock, options to purchase Common Stock and restricted stock units) totaling 500,000 or more shares of Common Stock or Common Stock equivalents to become a party to this Agreement as a Holder by signing a counterpart signature page.

Section 6

Miscellaneous

6.1           Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by (i) the Investor and (ii) the Holders holding a majority-in-interest of the Common Stock and Series A-1 Preferred Stock; provided, however, that additional Holders may become parties to this Agreement without any amendment of this Agreement or any consent or approval of any Holder. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. Each Holder acknowledges that by the operation of this paragraph, the holders of a majority-in-interest and the Investor will have the right and power to diminish or eliminate all rights of such Holder under this Agreement.

6.2           Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed to the Holder’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to Michael Danaher, Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304;

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.

6.3           Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

6.4           Successors and Assigns.  This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Holder without the prior written consent of the Investor. Any attempt by a Holder without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Notwithstanding anything herein to the contrary, any Holder may assign its rights and obligations hereunder to any Affiliate of such Holder, and upon such assignment, such Affiliate will be deemed an “Holder” for all purposes hereunder. For purposes of this Agreement, “Affiliate” means (i) with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, or (ii) with respect to any Person that is controlled by a trust, any other Person that is directly or indirectly controlling, controlled by or under common control with such trust or a Person who is a beneficiary of such trust or another trust with a common beneficiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. The term “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

6.5           Entire Agreement.  This Agreement and the exhibits hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

6.6           Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

6.7           Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

6.8           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

6.9           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

6.10         Electronic Execution and Delivery.  A facsimile, telecopy, PDF, email or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy, PDF, email or other reproduction hereof.

6.11         Jurisdiction; Venue.  Each of the parties hereby submits and consents irrevocably to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for the interpretation and enforcement of the provisions of this Agreement. Each of the parties also agrees that the jurisdiction over the person of such parties and the subject matter of such dispute shall be effected by the mailing of process or other papers in connection with any such action in the manner provided for in Section 7.2 or in such other manner as may be lawful, and that service in such manner shall constitute valid and sufficient service of process.

6.12         Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

6.13         Termination Upon Change of Control.  Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon a Change of Control Transaction.

6.14         Conflict.  In the event of any conflict between the terms of this Agreement and the Charter or the Company’s bylaws, the terms of the Charter or the Company’s bylaws, as the case may be, will control.

6.15         Attorneys’ Fees.  In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.16         Aggregation of Stock.  All securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

6.17         Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(signature page follows)

The parties are signing this Stockholder Rights Agreement as of the date stated in the introductory clause.

COMPANY

PROPELL TECHNOLOGIES GROUP, INC.

By:	/s/ John Huemoeller

Name:	John Huemoeller

Title:	Chief Executive Officer

(Signature page to the Stockholder Rights Agreement)

The parties are signing this Stockholder Rights Agreement as of the date stated in the introductory clause.

INVESTOR

ERVINGTON INVESTMENTS LIMITED

By:	/s/ Maria Damianou

Name:	Maria Damianou

Title:	Director

(Signature page to the Stockholder Rights Agreement)

The parties are signing this Stockholder Rights Agreement as of the date stated in the introductory clause.

HOLDER

/s/ Alexander Lustig
Name:	Alexander Lustig

/s/ Vladimir Skigin
Name:	Vladimir Skigin

Strategic IR, Inc.

By:	/s/ Anna Mosk
Name:	Anna Mosk
Title:	President

/s/ John Huemoeller
Name:	John Huemoeller

/s/ John Zotos
Name:	John Zotos

/s/ Viktoriia Akhmetova
Name:	Viktoriia Akhmetova

(Signature page to the Stockholder Rights Agreement)

EXHIBIT A

HOLDERS

Alexander Lustig

Vladimir Skigin

Strategic IR, Inc.

John Huemoeller

John Zotos

Viktoriia Akhmetova

EXHIBIT A-1

Vladimir Skigin Viktoriia Akhmetova

or any entity controlled by either Vladimir Skigin or Viktoriia Akhmetova

EXHIBIT A-2

Alexander Lustig

Strategic IR, Inc.

Viktoriia Akhmetova

or any entity controlled by Alexander Lustig or Strategic IR, Inc.